SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
PURSUANT TO SECTION 13 OR 15(D) OF THE
SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported):  November 23, 2011

MEMSIC, INC.
(Exact Name of Registrant as Specified in Charter)

Delaware	001-33813	04-3457049
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification Number)

One Tech Drive, Suite 325, Andover, MA 01810
 (Address of principal executive offices) (Zip Code)

One Tech Drive, Suite 325, Andover, MA 01810
 (Mailing Address)

(978) 738-0900
 (Registrant’s telephone number, including area code)

N/A
(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below).

[ ]  Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

[ ]  Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

[ ]  Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

[ ]  Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

ITEM 1.01                      Entry Into Material Agreement
ITEM 2.03                      Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of a Registrant

On November 23, 2011, MEMSIC Transducer Systems, Co. Ltd. (“MTS”), our wholly-owned subsidiary, entered into an Investment Contribution Agreement (“JV Agreement”) with Wuxi New District Science and Technology Financial Investment Group Co. Ltd. (“Wuxi VC Group”), a state owned Chinese venture capital fund.  The JV Agreement creates a joint venture to further design, develop and market MTS’ wireless sensor network technology.

In connection with the joint venture, a new corporation was organized under the laws of the People’s Republic of China (“PRC”), named MEMSIC Wuxi Wireless Sensor Network Technology Co. Ltd. (“Wuxi WSN”).  Initially the parties invested approximately $944,000 in cash in Wuxi WSN, of which MTS contributed $629,000 and Wuxi VC Group contributed $315,000.  Under the JV Agreement, MTS and Wuxi VC Group hold two-thirds and one-third of the equity of Wuxi WSN respectively. The parties have agreed to increase their investments in Wuxi WSN on a pro rata basis over the next two years, up to an aggregate total investment of 30 million Renminbi, or approximately $4.7 million.  MTS may satisfy its continued investment obligations by contributing certain intellectual property rights to Wuxi WSN.

Under the JV Agreement, the initial Board of Directors of Wuxi WSN is set at three members, of which MTS has the right to designate two members and Wuxi VC Group has the right to designate one member.

Wuxi WSN will be located at the Wireless Sensor Network University Technology Center in Taihu International Science Park, Wuxi New District, Wuxi, China and is expected to start operation beginning January of 2012.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

MEMSIC, INC.

Date: December 15, 2011	By:	/s/ Patricia Niu
Patricia Niu Chief Financial Officer